Exhibit 10.1

EXPRESSJET HOLDINGS, INC.
LONG TERM INCENTIVE PLAN

            1.         Purpose.  The purpose of this ExpressJet Holdings, Inc. Long Term Incentive Plan (the “Plan”) is to encourage key employees of ExpressJet Holdings, Inc., a Delaware corporation (the “Company”), and its subsidiaries to devote their best efforts to the success of the Company and its subsidiaries.  In order to effectuate this purpose, the Board of Directors of the Company (the “Board”) has caused the Company to adopt this Plan, effective January 1, 2006.

            2.         Definitions.  As used herein, the following capitalized terms shall have the meanings set forth below:

                        (a)        “Base Salary” with respect to any Participant, shall mean the Participant’s base rate of pay during the Incentive Period, excluding any overtime, regional differentials, equity-based compensation, any payments under this Plan, any other bonuses and any other special payments

                        (b)        “Cause” with respect to any Participant, shall mean “Cause” as defined in such Participant’s employment agreement with the Company if such an agreement exists and contains a definition of Cause, or, if no such agreement exists or such agreement does not contain a definition of Cause, then Cause shall mean any of the following events that the Board has determined, in good faith, has occurred: (i) the Participant's continual or deliberate neglect of the performance of the Participant's material duties, including the failure to follow any lawful directive of the Board or the Participant’s supervisors; (ii) the Participant's failure to devote substantially all of the Participant's working time to the business of the Company and its subsidiaries; (iii) the Participant's engaging willfully in misconduct in connection with the performance of any of the Participant's duties, in any material respect, including, without limitation, the misappropriation of funds or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or its subsidiaries; (iv) the Participant's willful breach of any confidentiality or nondisclosure agreements with the Company (including this Agreement) or the Participant's violation, in any material respect, of any code or standard of behavior generally applicable to employees or executive employees of the Company; (v) the Participant's active disloyalty to the Company, including, without limitation, willfully aiding a competitor or improperly disclosing confidential information; or (vi) the Participant's engaging in conduct that may reasonably result in material injury to the reputation of the Company, including conviction or entry of a plea of nolo contendre for a felony or any crime involving fraud, embezzlement or moral turpitude under federal, state or local laws.

                        (c)        “Disability” with respect to any Participant, shall mean the Participant’s total and permanent disability within the meaning of the Company’s long-term disability plan in which the Participant participates, as determined by the Company.

                        (d)        “Incentive Bonus” shall mean the amount of the incentive bonus which is awarded to a Participant, determined in accordance with and subject to the terms and conditions of this Plan.

                        (e)        “Incentive Bonus Period” shall mean the period of employment determined by the Plan Administrator in its sole discretion which shall serve as the basis for a Participant’s Incentive Bonus, provided that for Participants who are designated as Participants in 2006 and who were employed by the Company or any of its subsidiaries in an eligible position on January 1, 2006, the Incentive Bonus Period shall commence on January 1, 2006 and shall end on such date as shall be determined by the Plan Administrator in its sole discretion.

                        (f)         “Participant” shall mean an individual who is designated by the Plan Administrator in writing as a participant in the Plan.

                        (g)        “Participation Agreement” shall mean a written notice and agreement provided by the Plan Administrator designating an employee as a Participant.  The Participation Agreement shall be substantially in the form set forth in Exhibit A hereto. The Participation Agreement shall designate the employee as a Participant and shall state the Participant’s Incentive Bonus Period, Participant’s Incentive Bonus, the Vesting Dates and any other terms and conditions that apply to the Incentive Bonus.

                        (h)        “Plan Administrator” shall mean the Human Resources Committee of the Board.

                        (i)         “Vesting Date” shall mean one or more dates during the Incentive Bonus Period, as determined by the Plan Administrator, upon which a Participant’s right to receive all or any specified portion of the Participant’s Incentive Bonus shall vest and become non-forfeitable, subject to the terms and conditions of this Plan.

            3.         Term and Cost of the Plan. The Plan shall remain in effect until the later of June 30, 2009 or the date on which the last Incentive Bonus awarded under this Plan is paid.  The total value of all Incentive Bonuses payable under this Plan shall not exceed Fifteen Million Dollars ($15,000,000), with any shares of the Company’s Common Stock that are used to pay any Incentive Bonus being valued based on the closing price of a share of the Company’s Common Stock as reported in the Wall Street Journal for the first trading date immediately prior to the date on which the Plan Administrator makes the award of such Incentive Bonus.

            4.         Participation. Participation in the Plan shall be limited to the Company’s officers, Senior Director-level employees, Director-level employees, Senior Manager-level employees and certain Manager-level employees who the Plan Administrator shall from time to time, in its sole discretion, determine are key employees of the Company or any of its subsidiaries.   As soon as practicable after the Plan Administrator determines that an eligible employee shall be a Participant, the Plan Administrator shall provide a Participation Agreement to the Participant.

            5.         Incentive Bonus.  Each Participant shall be entitled to receive an Incentive Bonus in accordance with and subject to the terms and conditions of this Plan.

                        (a)        Determination of Incentive Bonus Awards.  The amount to be awarded as an Incentive Bonus to each Participant under the terms of this Plan shall be determined by the Plan Administrator in its sole discretion.  Awards shall be based upon the Participant’s Base Salary during the Incentive Bonus Period.  Incentive Bonuses shall be paid in accordance with the Vesting Dates determined by the Plan Administrator and shall be adjusted to reflect changes in a Participant’s position and Base Salary during the Performance Period, as determined by the Plan Administrator in its sole discretion.

                        (b)        Uniformity of Payment. In no event shall the Company be obligated to pay to any Participant or Participants any amount under this Plan by reason of payment of Incentive Bonuses to any other Participant or Participants under this Plan.

                        (c)        Right to Payment.  Except as provided otherwise in Section 6 of this Plan, Participants shall have no right to receive any Incentive Bonus payment with respect to any Vesting Date unless they are employed by the Company or one of its subsidiaries in an active status or on an authorized and qualified family, medical or military leave of absence on such Vesting Date.  Except as provided otherwise in Section 6 of this Plan, any cash portion of a Participant’s Incentive Bonus or portion thereof shall be paid within ten (10) business days following the Vesting Date of the Incentive Bonus or such portion thereof.  Under no circumstances shall payment of an Incentive Bonus or any portion thereof be made more than two and one-half (2 ½) months after the end of the calendar year in which the Vesting Date occurs.  The applicable Restricted Stock Agreement will govern the terms of any portion of an Incentive Bonus payable in common stock.

                        (d)        Deferred Compensation.  No payment under this Plan is intended to constitute nonqualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.  However, any cash payment made under this Plan shall be subject to deferral under the Company’s 401(k) Savings Plan.

                        (e)        Form of Payment.  Each Incentive Bonus and portions thereof shall be paid in cash, or in shares of the Company’s Common Stock, or in a combination of both, as determined by the Plan Administrator in its sole discretion. Any payments made in shares of Common Stock shall be paid under the Company’s 2002 Stock Incentive Plan, shall be subject to such restrictions as the Plan Administrator shall determine, in its sole discretion, and shall be reflected in a Restricted Stock Agreement.

            6.         Termination of Employment.

                        (a)        Termination By Reason of Death or Disability.   As to the cash portion of an Incentive Bonus, if at any time a Participant’s employment is terminated prior to any Vesting Date due to the Participant’s death or Disability, the Participant (or the Participant’s named beneficiaries or devisees or heirs in the case of the Participant’s death) shall be paid the amount of the unpaid Incentive Bonus that would be payable if the Participant were to be employed by the Company at the next Vesting Date; such amount shall be paid within thirty (30) business days after the date of the Participant’s termination of employment and the Participant shall be paid no other amounts under this Plan.  The applicable Restricted Stock Agreement will govern the terms of any portion of an Incentive Bonus payable in common stock.

                        (b)        Termination Without Cause Before Vesting Date.   As to the cash portion of an Incentive Bonus, if a Participant’s employment is terminated prior to any Vesting Date by the Company without Cause, the Participant shall be paid the amount of the unpaid Incentive Bonus that would be payable if the Participant were to be employed by the Company at the next Vesting Date; such amount shall be paid within thirty (30) business days after the date of the Participant’s termination of employment and the Participant shall be paid no other amounts under this Plan.  The applicable Restricted Stock Agreement will govern the terms of any portion of an Incentive Bonus payable in common stock.

                        (c)        Termination for Cause or Resignation.   If a Participant’s employment is terminated by the Company for Cause or due to the Participant’s resignation prior to any  Vesting Date, the Participant shall not have any right to receive the Incentive Bonus that would otherwise have become payable on such Vesting Date or any Vesting Date thereafter.

            7.         No Right To Continued Employment; Impact on other Plans.  Nothing contained in this Plan shall (i) confer upon any Participant any right to continue in the employ of the Company or any of its subsidiaries, (ii) constitute any contract or agreement of employment, (iii) interfere in any way with the right of the Company or any of its subsidiaries to terminate a Participant’s employment at any time, with or without cause, or (iv) affect in any way a Participant’s rights under any other plan or agreement with the Company or any of its subsidiaries, including, without limitation, any employment or severance agreement.  Incentive Bonuses paid under this Plan shall not be taken into account to increase any benefits provided, or continue coverage, under any other plan, program, policy or arrangement of the Company or its subsidiaries, except as otherwise expressly provided in such other plan, program, policy or arrangement.

            8.         Successors; Non-Transferability.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume this Plan and all obligations of the Company hereunder in the same manner and to the same extent that the Company would be so obligated if no such succession had taken place.  No right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner, except by beneficiary designation, will or the laws of descent and distribution.

            9.         Non-Disclosure.  This Plan is made available to a limited group of employees of the Company and it subsidiaries and disclosure of awards under this Plan by Participants to anyone, including other employees of the Company and its subsidiaries, other than the Participant’s spouse and financial and legal advisors, could cause undue harm to the Company.  Accordingly, a Participant shall not make any disclosures concerning awards under the Plan to anyone other than the Participant’s spouse, and/or the Participant’s legal and financial advisors or (ii) made such a disclosure to the Participant’s spouse and financial and legal advisors without advising the recipient of the disclosure of the nondisclosure provisions of this Plan and obtaining their agreement to comply with the nondisclosure provisions.  The Plan Administrator shall have the authority to forfeit any Participant’s rights to receive any payments under this Plan if the Company determines that the Participant has violated this provision of the Plan.

            10.       Plan Administration.  The Plan shall be administered by the Plan Administrator.  Subject to the terms of this Plan, the Plan Administrator shall have sole authority to interpret this Plan and to make all other determinations deemed necessary or advisable regarding the administration of this Plan.  All determinations and interpretations of the Plan Administrator shall be final, binding and conclusive on the Company, all Participants and all other interested persons.  Neither the Plan Administrator nor any employee, officer or director of the Company to whom any duty or power relating to this Plan has been delegated shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan or the Incentive Bonuses, and the Company shall indemnify and hold harmless each such individual with respect to any such authorized action, determination or interpretation.

            11.       Amendment and Termination.  By action of the Board, in its sole discretion, the Company may terminate, amend or modify this Plan at any time; provided, however, that no termination, amendment, or modification of this Plan shall adversely affect in any material way any Incentive Bonus previously awarded pursuant to this Plan without the prior written consent of the Participant.

            12.       Taxes.  All amounts payable hereunder shall be subject to applicable federal, state and local tax withholding.

            13.       Unsecured General Creditors.  Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company.  Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside.  Any accounts under the Plan are for bookkeeping purposes only and do not represent a claim against the specific assets of the Company.  For purposes of the payment of benefits under this Plan, any and all of the Company’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company.  The Company’s obligations under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

            14.       Governing Law.  This Plan shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Texas (without regard to the conflicts of laws principles thereof) and applicable Federal law.

            15.       Severability.  The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

            16.       Captions. The captions preceding the sections of the Plan have been inserted solely as a matter of convenience and shall not define or limit the scope or intent of any section or provision of the plan.

Exhibit A

[Form of Participation Agreement]

[Insert Date]

[Insert Name and Address

of Employee]

Dear ______________,

            As you may know, ExpressJet Holdings, Inc. (the "Company") has adopted a Long Term Incentive (the “Plan”) in order to encourage certain key employees to devote their best efforts to the success of the Company and its subsidiaries.

            You have been designated as a Participant in the Plan and have been awarded the Incentive Bonus outlined below.   A copy of the Plan is attached for your information.  I am happy to discuss any questions you might have regarding your Incentive Bonus; however, please note that you may not disclose your participation in the Plan and the terms and conditions of your Incentive Bonus to any other persons, except as set forth in Section 9 of the Plan.  A violation of Section 9 is grounds for the forfeiture of your Incentive Bonus.

Incentive Bonus

            Except as provided below, you will be eligible to receive an Incentive Bonus equal to  __ % of your Base Salary during the Incentive Period at each Vesting Date during the Incentive Period if you continue to be employed by the Company and its subsidiaries at each Vesting Date.  Your Incentive Period is the ______ year period beginning on _________________ and ending on _________________and your Vesting Dates are _________________________________________________.

            However, you will only be eligible to receive an Incentive Bonus with respect to any Vesting Date if:

•	you are employed by the Company or one of its subsidiaries in an active status on each Vesting Date or are on an authorized and qualified family, medical or military leave of absence on such date, or

•	The Company or its subsidiary by which you are employed terminates your employment prior to such Vesting Date for reasons that do not constitute Cause, as defined in Section 2(b) of the Plan.

            Your Incentive Bonus will be paid to you in [cash] [$______ cash and ______ shares of the Company’s Common Stock.  The shares of Common Stock will be restricted pursuant to the terms of the attached Restricted Stock Agreement and will be governed by the terms of such agreement].

            You will not be paid your Incentive Bonus with respect to any Vesting Date if you resign from employment or if your employment is terminated for Cause prior to such Vesting Date.

            As to the cash portion of your Incentive Bonus, if your employment is terminated prior to a Vesting Date by reason of your death or disability, you, (or in the event of your death, your named beneficiaries or your heirs or devisees) will be paid that portion of your unpaid Incentive Bonus that would have vested at such Vesting Date. Your Restricted Stock Agreement will govern the terms of any portion of an Incentive Bonus payable in common stock.

            Nothing contained in this letter agreement conveys upon you the right to continue to be employed by the Company and its subsidiaries, constitutes a contract or agreement of employment, or restricts the right of the Company and its subsidiaries to terminate your employment at any time, with or without Cause.  This letter agreement is subject to the Plan, which governs the terms and conditions of your Incentive Bonus

            Please indicate your acceptance of the terms and conditions set forth in this letter agreement and the attached Plan, by signing and dating this letter below and returning it to me.

Sincerely yours,

[Officer of ExpressJet]

Agreed and Accepted.

______________________________            _______________
[Name]                                                            Date